NSAR ITEM 77O
January 1, 2003 - June 30, 2003
Van Kampen American Value Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1         Unum Provident  Goldman Sachs  74,800      0.15       05/01/03


Underwriters for #1
Goldman Sachs & Co.
Banc of America Securities LLC
Merrill Lynch & Co.
Morgan Stanley & Co. Incorporated
SunTrust Robinson Humphrey